Exhibit 1.2


                  AEI INCOME & GROWTH  FUND 23 LLC


                   PARTICIPATING DEALER AGREEMENT
                                     , 1998



Dear Sirs:

          AEI Incorporated, as dealer-manager (the "Dealer-Manager") for AEI Income & Growth Fund 23 LLC, a Delaware limited liability company (the "Fund") and for which AEI Fund Management XXI, Inc.
("AFM") and Robert P. Johnson will serve as managing members (the "Managers"), invites you ("Dealer") to participate in the distribution of units (the "Units"), subject to the terms set forth below.

           The Dealer-Manager has entered into, or will enter into, an Agreement with the Fund called the Dealer-Manager Agreement, a copy of which has been provided to you. By your acceptance of this Agreement, you will become one of the Dealers referred to in such Dealer-Manager Agreement between the Fund and the Dealer-Manager and will be entitled to and subject to the indemnification provisions contained in such Agreement, including the provisions of such Agreement (Section 4) wherein the Dealers severally agree to indemnify and hold harmless the Managers and the Dealer-Manager and each officer and director thereof, and each person, if any, who controls the Managers and Dealer-Manager within the meaning of the Securities Act of 1933. Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer-Manager Agreement. The Units being sold are offered solely through broker-dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD").

1.  BEST EFFORTS

           Dealer hereby agrees to use its best efforts to sell the Units for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer-Manager or the Managers, and Dealer is not authorized to act for the Dealer-Manager or the Managers or to make any representations on their behalf except as set forth in the Prospectus and in such other printed information furnished to Dealer by the Dealer-Manager or the Managers to supplement the Prospectus ("supplemental information").

2.  SUBMISSION OF ORDERS

          Dealer shall transmit to the Dealer-Manager, as processing broker-dealer, each prospective investor's check in payment of Units together with a subscription agreement in the form attached to the Prospectus as Exhibit D, properly completed by the investor and the investor's registered representative, and all other investor documentation by noon of the next business day following receipt by Dealer. The Dealer-Manager shall transmit all investor checks to Fidelity Bank, Edina, Minnesota by the end of the second business day after receipt by the Dealer-Manager. All checks shall be made payable to "Fidelity Bank --AEI Real Estate Escrow," and Dealer agrees to return promptly all investor checks made payable to any other person or entity to the investor. All subscriptions shall be subject to acceptance by AFM on behalf of the Fund. No subscription agreement will be accepted unless the registered representative soliciting such order has completed and signed the representation contained on the reverse side of the Subscription Agreement.

3.  PRICING

           Subject to Section 4 (a) below, Units shall be offered to the public at the offering price of $1,000 per Unit payable in cash. A minimum initial purchase of two and one-half Units ($2,500) is required, except that tax-qualified retirement plans, including individual retirement accounts and Keogh plans, will be permitted to purchase two Units ($2,000) unless applicable state law requires a larger purchase. Additional investments may be made in cash in multiples of one (1) Unit. The Units are nonassessable and limited members will not be required to contribute further sums to the capital of the Fund.

4.  DEALER'S COMMISSIONS AND EXPENSES

           (a) Dealer's selling commission applicable to the total public offering price of Units sold by Dealer which it is authorized
to  sell  hereunder shall be equal to        of the  gross  offering
proceeds from Units sold by or through Dealer. The parties hereby agree that the foregoing amounts are not in excess of the usual and customary distributors' or sellers' commission received in the sale of securities similar to the Units, that the Dealer's interest in the offering is limited to such payments from the Dealer-Manager and Dealer's indemnity referred to in Section 4 of the Dealer-Manager Agreement, that the Fund and the Managers are not liable or responsible for the direct payment of such commission to the Dealers, and that the Dealer is not in privity of contract with the Fund or the Managers even though it is entitled to certain benefits deriving therefrom.

           (b) The Dealer-Manager may also reimburse Dealer for actual out-of-pocket expenses of Dealer incurred in connection with such Dealer's due diligence review related to the offering in an amount not to exceed 1/2 of 1% of the gross proceeds from all Units sold by Dealer.

5.  PAYMENT

           Notwithstanding any other provision of this Agreement, Dealer-Manager shall not be liable to any Dealer for payment of selling commissions, or any expenses of any kind, until after subscriptions for the minimum 1,500 Units have been received and accepted. Payments for selling commissions for the sale of the minimum 1,500 Units will be made by the Dealer-Manager to Dealer within twenty (20) days after acceptance by the Fund of subscriptions for such minimum, or earlier at the election of the Dealer-Manager. Thereafter, commissions shall be paid on the 20th day of each month for Units sold and accepted in the preceding month, but in no event before the Dealer-Manager is first paid by the Fund. Payment of such commissions shall be deemed acceptance of confirmation of orders.

6.  RIGHT TO REJECT ORDERS OR CANCEL SALES

           All orders, whether initial or additional, are subject to acceptance by, and shall only become effective upon, confirmation by the Managers on behalf of the Fund, and the Managers reserve the right to reject any order for any reason. Orders not accompanied by a Subscription Agreement and the required check in payment for the Units may be rejected. Issuance and delivery of the Units will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Fund is not in actual receipt of clearinghouse funds or cash, certified or cashier's check or the equivalent in payment for the Units within fifteen (15) days of sale, the Managers reserve the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Dealer-Manager any compensation theretofore paid with respect to such order.
                                  -2-

7.  PROSPECTUS AND SUPPLEMENTAL INFORMATION

           Dealer is not authorized or permitted to give, and will not give, any information or make any representation concerning the Units except as set forth in the Prospectus and supplemental information thereto. The Dealer-Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any supplemental information, for delivery to investors and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Units to a prospective investor, and thereafter at the request of the Managers or the Dealer-Manager.

8.  REPRESENTATIONS OF DEALER.

           (a) Dealer agrees that it will not show or give to any investor or reproduce any material or writing which is supplied to it by the Dealer-Manager or any of the Dealer-Manager's wholesalers, employees or salesmen and marked "dealer-only" or otherwise bearing a legend denoting that it is not to be used with respect to dealings with members of the public. Dealer agrees that it will not use in connection with the offer or sale of Units any material or writing which relates to another program supplied to it by the Managers, the Dealer-Manager or any of the Dealer-Manager's wholesalers, employees or salesmen and bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the program to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Units any materials or writings which have not been previously approved by the Dealer-Manager and the Managers.

           (b) Dealer agrees, if the Dealer-Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule l5c2-8 under the Securities Exchange Act of 1934. Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Units as required herein for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Securities Act of 1933.

           (c) On becoming a Dealer, and in offering and selling Units, you agree to comply with all the applicable requirements under the Securities Act of 1933, and the Securities Exchange Act of 1934, including, without limitation, the provisions of Rule l0b-6, Rule l0b-7 and Rule l5c2-4 under the Securities Exchange Act. Notwithstanding the termination of this Agreement or the payment of any amount to you, you agree to pay your proportionate share of any claim, demand or liability asserted against you and the other Dealers on the basis that the Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case your proportionate share of any expenses incurred in defending against any such claim, demand or liability.

           (d) Dealer represents that it has reasonable grounds to believe, based on information obtained from the Fund through the Prospectus or other materials, that all material facts relating to a sale of the Units (including the facts relating to items set forth in Section 3(b) of NASD Rule 2810) are adequately and accurately disclosed and provide a basis for evaluating an investment in the Fund. If a Dealer has relied on an evaluation of such information made by another member of the NASD, such Dealer represents that it has reasonable grounds to believe such evaluation was conducted with due care, that it has received the consent of such other member to its reliance, and that such other member is not one of the Managers or an affiliate of one of the Managers.

           (e) Dealer shall not execute any subscription on behalf of any customer for which it holds a discretionary account without the prior written approval of the customer. Dealer shall maintain records substantiating the suitability determination pursuant to subparagraph 8(f) for a period of at least six years after termination of the offering with respect to the Fund.
                                  -3-

           (f) In recommending the purchase of Units, and before confirming any sale of such Units to a customer, the Dealer shall have reasonable grounds to believe, on the basis of information obtained from such customer concerning his or her investment objectives, other investments, financial condition and needs, and any other information known to Dealer, that (a) the customer is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus, including the benefits described under the caption "Income Tax Aspects"; (b) the customer has a fair market net worth sufficient to sustain the risks inherent in an investment in the Fund, including loss of investment and lack of liquidity; and (c) an investment in the Fund is otherwise suitable for the customer.

           (g) Prior to executing a transaction in the Units on behalf of a customer, Dealer will inform the customer of all pertinent facts relating to the liquidity and marketability of the Units during the term of the investment.

           (h) Dealer will comply with NASD Rules 2730, 2740, 2420 and 2750 in connection with the offer and sale of the Units.

9.  LICENSE AND ASSOCIATION MEMBERSHIP

           Dealer's acceptance of this Agreement constitutes a representation to the Managers and the Dealer-Manager that Dealer is a properly registered or licensed securities broker-dealer, duly authorized to sell Units under federal and state securities laws and regulations in all states where it offers or sells Units, and that it is a member in good standing of the NASD. This Agreement shall automatically terminate if Dealer ceases to be a member in good standing of such association, or in the case of a foreign dealer, to so conform. Dealer agrees to notify the Dealer-Manager immediately if Dealer ceases to be a member in good standing, or in the case of a foreign dealer, to so conform. The Dealer also hereby agrees to abide by the Rules of Fair Practice of the NASD.

10.  LIMITATION OF OFFER

           Dealer will offer Units only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or other letter or memorandum sent to it by the Managers or the Dealer-Manager and will make offers only to persons in the states in which it is advised in writing that the Units are qualified for sale or that such qualification is not required.

11.  TERMINATION AND AMENDMENT

           Dealer will suspend or terminate its offer and sale of Units upon the request of the Managers or the Dealer-Manager at any time and will resume its offer and sale of Units hereunder upon subsequent request of the Managers of the Dealer-Manager. Either party may terminate this Agreement by written notice. Such termination shall be effective forty-eight (48) hours after the mailing of such notice. This Agreement is entire and supersedes all prior Agreements, if any, between the parties hereto.

           This Agreement may be amended at any time by the Dealer-Manager by written notice to Dealer and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Units after he has received such notice.

12.  NOTICE

          All notices will be in writing and will be duly given when mailed to the Dealer-Manager at the address given above, and to Dealer when mailed to the address specified by it below.
                                  -4-

13.  ATTORNEYS' FEES; CONSTRUCTION

           In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorneys' fees. This Agreement shall be construed under the laws of the State of Minnesota and shall take effect when signed by Dealer and countersigned and dated by the Dealer-Manager.


Dated:                                AEI SECURITIES INCORPORATED


                                      By
                                        Its

                                  -5-




           We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct and we agree to advise you of any change in such list during the term of this Agreement.


Dated:           , 1998
                                   (Dealer's Firm Name)


                                   (Address)


                                   (City and State)


Home Office Telephone No.

                                   By
                                     Authorized Signature:
                                     President, Vice President,
                                     Partner or Proprietor


                                     (Print or Type Name and Title)



Commission Checks to be (Name)
mailed to:


*Identification No.
     (Address)



    (City and State)

(*Show your employer identification number as assigned by the Internal Revenue Service or, if you operate as an individual, your Social Security number.)





                                  -6-